Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-162472) pertaining to BellSouth Savings and Security Plan of our report dated June 25, 2010, with respect to the financial statements and schedule of BellSouth Savings and Security Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/  ERNST & YOUNG LLP
Dallas, Texas
June 25, 2010